PediatRx reports revenues and first quarter results

CALIFON, NJ – July 26, 2011 – PediatRx, Inc. (“PediatRx”) (OTCBB: PEDX), a hospital specialty company with a current focus on oncology supportive care, is pleased to provide an update on activities for the fiscal first quarter ended May 31, 2011. Major accomplishments in the first quarter include the continued establishment of relationships with wholesalers, distributors and group purchasing organizations and the addition of GRANISOL® to the U.S. Centers for Medicare/Medicaid list of reimbursable products.

“We are excited to have made such significant progress this quarter in establishing new relationships and infrastructure that are critical to growing future sales,” said Dr. Cameron Durrant, the founder of PediatRx. “We expect our focused strategy to market and sell GRANISOL through multiple channels and to key oncology hospitals and clinics to result in a strong and exciting year for PediatRx.”

PediatRx’s most notable achievements to date include:

  Net product revenue of approximately $103,020 for the fiscal first quarter ended May 31, 2011 and $369,828 since launching the product in November, 2010. No revenue had been recognized by the company prior to 2010.
  Gross margin of approximately $86,288 on first quarter product sales and $267,533 since launching the product in November, 2010.
  Continued initiation of sales and marketing initiatives to support GRANISOL sales.
  Deployment of three sales representatives to promote the product in the field directly to healthcare professionals.
  Successful launch of GRANI Cares (http://www.121hm.com/offers/granisol ), a co-pay program to support use of GRANISOL.
  Establishment of agreements with key wholesalers, distributors and group purchasing organizations to support the commercialization and future growth of GRANISOL.
  Approval by the Center for Medicare and Medicaid Services to include PediatRx’s GRANISOL on the list of reimbursed products for Medicaid and the Section 340B Drug Pricing Program.
  $250,000 in debt financing for the first quarter and a total of $2.08 million in equity financings and a total of $450,000 in debt financing since June, 2010.

Key objectives for the remainder of 2011 include:

  Continued focus on growing product revenues.
  Aggressively market the merits of GRANISOL to healthcare professionals, payers, end users and their caregivers.
  Explore ex-US partnerships for GRANISOL.
  Actively pursue additional product acquisitions.
  Actively pursue corporate development transactions.

A summary of key financial highlights for the three months and fiscal year ended February 28, 2011 is as follows ($thousands):

	As of and for the three	As of and for the three
	month period ended	month period ended
	May 31, 2011	May 31, 2011

Net revenues	$103.0	$-

Gross margin	86.3	-

Operating expenses	537.5	16.5

Net loss for the period	(451.2)	(16.5)

Cash and cash equivalents	448.7	2.1

Current assets	607.7	2.1

Current liabilities	577.8	65.5

Working capital	29.9	(63.4)

A complete set of unaudited financial statement is available in the Company’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2011, which is available on the Securities and Exchange Commission’s EDGAR database at www.SEC.Gov.

Used for the prevention of nausea and vomiting associated with initial and repeat courses of chemotherapy or radiation, GRANISOL is the only FDA-approved granisetron available as a ready-to-use oral liquid solution.

Selected Safety Information

  GRANISOL is contraindicated in patients with known hypersensitivity to the drug or any of its components.
  QT prolongation has been reported with granisetron. Therefore, GRANISOL Oral Solution should be used in caution with patients with pre-existing arrhythmias or cardiac conduction disorders, as this might lead to clinical consequences. Patients with cardiac disease, on cardio-toxic chemotherapy, with concomitant electrolyte abnormalities and/or on concomitant medications that prolong the QT interval are particularly at risk.
  Safety and effectiveness in pediatric patients have not been established.
  The most common side effects observed with administration of granisetron were headache, asthenia, constipation, diarrhea, dyspepsia, and abdominal pain.

About PediatRx

PediatRx, Inc. (www.pediatrx.com) is a hospital specialty pharmaceutical company which focuses on treatments for patients suffering from serious conditions requiring hospitalization. PediatRx trades on the OTCBB under the ticker symbol PEDX.

This press release contains forward-looking statements. Forward-looking statements are projections of events, revenues, income, future economics, research, development, reformulation, product performance or management's plans and objectives for future operations. In some cases you can identify forward-looking statements by the use of terminology such as "may", "should", "anticipates", "believes", "expects", "intends", "forecasts", "plans", "future", "strategy", or words of similar meaning. Forward-looking statements in this press release include those concerning PediatRx’s expectation that its focused strategy will result in a strong and exciting year and its key objectives for the remainder of 2011 include continued focus on growing product revenues, aggressive marketing of the merits of GRANISOL to healthcare professionals, payers, end users and their caregivers, exploration of ex-U.S. partnerships, the active pursuit of additional product acquisitions and the active pursuit of corporate development transactions. While these forward-looking statements and any assumptions upon which they are based are made in good faith and reflect current judgment regarding the direction of the business operations of PediatRx, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this press release. These statements are predictions and involve known and unknown risks, uncertainties and other factors, including the risk that PediatRx cannot execute its business plan for lack of capital or other resources, distribution, partnering or licensing/acquisition opportunities, as well as the risks described in the periodic disclosure documents filed on EDGAR by PediatRx, copies of which are also available on the company’s website. Any of these risks could cause PediatRx or its industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements in this press release. Except as required by applicable law, including the securities laws of the United States, PediatRx does not intend to update any of the forward-looking statements to conform these statements to actual results.

Further Information
PediatRx Inc.
Research & Business Development
Email: info@pediatrx.com

Shareholder Relations
+1 908 975 0753
Email: ir@pediatrx.com

PD63 (07/11)